As filed with the Securities and Exchange Commission on December 4, 1998
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             -----------------------

                                STORAGE USA, INC.
             (Exact name of registrant as specified in its charter)

          TENNESSEE                                             62-1251239
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                               165 Madison Avenue
                                   Suite 1300
                            Memphis, Tennessee 38103
                                 (901) 252-2000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                Mr. Dean Jernigan
                      Chairman and Chief Executive Officer
                                Storage USA, Inc.
                               165 Madison Avenue,
                                   Suite 1300
                            Memphis, Tennessee 38103
                                 (901) 252-2000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:
                              Mr. Randall S. Parks
                                Hunton & Williams
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                          Richmond, Virginia 23219-4074
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]

                                           CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                        Proposed Maximum     Proposed Maximum
       Title of Each Class of        Aggregate Amount  Offering Price Per   Aggregate Offering       Amount of
    Securities to be Registered      to be Registered        Unit(1)             Price(1)         Registration Fee
--------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value,             8,583             $31.00              $266,073              $74.00
 per share
====================================================================================================================

(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the prices of the Common Shares on the New York Stock Exchange on December 2, 1998.
                              --------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

RED HERRING:

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                  SUBJECT TO COMPLETION, DATED DECMEBER 4, 1998
Prospectus
                                  8,583 Shares
                                Storage USA, Inc.
                                  Common Stock

                                  ------------

         Our common stock trades on the New York Stock Exchange under the symbol "SUS."

         We are the general partner of SUSA Partnership, L.P. In July 1997, SUSA Partnership issued 8,583 units of limited partnership interest to CRM Realty II Joint Venture. CRM Realty II Joint Venture now has the option of redeeming all or a portion of those partnership units for cash or shares of our common stock. If CRM Realty II Joint Venture chooses to redeem all or a portion of its partnership units, and if we choose to acquire those units in exchange for common stock, then CRM Realty II Joint Venture will receive one share of our common stock for each unit redeemed. This prospectus relates to resales of those shares by CRM Realty II Joint Venture or its transferees.

         The shares may be offered and sold by CRM Realty II Joint Venture or its transferees from time to time in open-market or privately-negotiated transactions which may involve underwriters or brokers.

         We will not receive any of the proceeds from the sale of the shares covered by this prospectus, and the registration of the shares does not necessarily mean that any of them will be offered or sold by CRM Realty II Joint Venture.

         So that we can continue to qualify as a "real estate investment trust" under the Internal Revenue Code, our Charter does not permit anyone to own more than 9.8% of our outstanding common stock. This and other limits on who can own our common stock are described in this prospectus under "Restrictions on Ownership and Transfer."

                                  ------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
           COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR
             DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
                     ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                                  ------------


                The date of this Prospectus is December __, 1998.

                                TABLE OF CONTENTS



AVAILABLE INFORMATION.......................................................4
FORWARD-LOOKING STATEMENTS..................................................4
DESCRIPTION OF COMMON STOCK.................................................5
RESTRICTIONS ON OWNERSHIP AND TRANSFER......................................5
FEDERAL INCOME TAX CONSIDERATIONS...........................................6
USE OF PROCEEDS............................................................21
THE SELLING SHAREHOLDERS...................................................21
PLAN OF DISTRIBUTION.......................................................21
LEGAL OPINIONS.............................................................22
EXPERTS....................................................................22

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

          o Annual Report on Form 10-K for the year ended December 31, 1997;

          o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

          o Current Reports on Forms 8-K and 8-K/A filed with the SEC on January 20, 1998, January 26, 1998, February 17, 1998, March 6, 1998, March 25, 1998, October 13, 1998, November 20,
                    1998, and December 1, 1998; and

          o The description of the common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 15, 1994.

         You may request a copy of these filings, at no cost, by writing or telephoning:

                                Storage USA, Inc.
                                165 Madison Avenue
                                Suite 1300
                                Memphis, Tennessee  38101
                                Attention:  Secretary
                                Telephone:  901/252-2000

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This  prospectus,  and the documents  incorporated  by  reference,  may contain "forward-looking" statements as described in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forwarding looking statements usually include words like "believes," "anticipates" and "expects" and describe our expectations for the future. Of course, these expectations may not be met in important ways for a variety of reasons. We have described these reasons in our most recent Annual Report on Form 10-K under the heading "Risk Factors" and the other reports we file with the SEC, and you should review them before you decide to buy our stock. We are not required to update any forward-looking statements we make and we may not.

                                STORAGE USA, INC.

         Storage USA, Inc. is a self-managed, self-advised real estate investment trust ("REIT"). We manage, acquire, develop and franchise self-storage facilities. We do business through SUSA Partnership, L.P. ("SUSA Partnership"), of which we are the sole general partner and in which we own an approximate 88% partnership interest as of September 30, 1998. Our self-storage facilities operate under the Storage USA name and offer low-cost, easily accessible and enclosed storage space for personal and business use, primarily on a month-to-month basis. All of our facilities are fenced, have locked gates, are lighted at night and have computer-controlled gates that permit certain tenants to access their storage units 24 hours a day or are being upgraded to those standards.

         We are a Tennessee corporation. Our executive offices are located at 165 Madison Avenue, Memphis, Tennessee 38103, and our telephone number is (901) 252-2000.

                           DESCRIPTION OF COMMON STOCK

         We are authorized to issue 150,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value. As of November 30, 1998, there were 27,746,360 shares of common stock outstanding. No shares of preferred stock were outstanding. The following is only a summary of some of the rights of shareholders that might be important to you. You should refer to our Charter and By-laws for a complete statement of your rights as a shareholder. Both the Charter and the By-laws are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Common Stock

         As a holder of common stock you will have one vote per share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock, only holders of common stock have voting rights. The Charter does not provide for cumulative voting in the election of directors or for preemptive rights to acquire new shares issued by Storage USA. Holders of common stock will receive dividends if the Board declares them out of available funds.

         The Transfer Agent for the common stock is First Union National Bank of North Carolina, Charlotte, North Carolina. The common stock is traded on the NYSE under the symbol "SUS."

Preferred Stock

         Under the Charter, the Board of Directors is authorized, without further stockholder action, to issue up to 5,000,000 shares of preferred stock. The Board may issue preferred stock in series, with different preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions.

         The Board has designated 650,000 shares of preferred stock as 8 7/8% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock"). Series A Preferred Stock is issuable in certain circumstances in exchange for units of 8 7/8% Series A Cumulative Redeemable Preferred partnership interest in SUSA Partnership, which have terms essentially identical to those of the Series A Preferred Stock. If issued, the Series A Preferred Stock will be entitled to receive cumulative preferential dividends at the rate of $8.78 per share per year and will have a liquidation preference of $100 per share. Series A Preferred Stock will be redeemable at the option of Storage USA beginning November 1, 2003 at a redemption price of $100 per share, plus accrued but unpaid dividends. The Series A Preferred Stock has voting rights only with respect to certain matters that would adversely affect its rights.


                     RESTRICTIONS ON OWNERSHIP AND TRANSFER

         The Charter provides that, subject to certain exceptions specified in the Charter, no stockholder may own, or be deemed to own by virtue of the attribution provisions of Internal Revenue Code of 1986 as amended (the "Code"), more than 9.8% of the outstanding shares of common stock or 9.8% of the outstanding shares of any series of preferred stock (the "Ownership Limitation"). Pursuant to a Strategic Alliance Agreement, dated as of March 19, 1996, as amended, among Storage USA, Security Capital U.S. Realty and Security

Capital Holdings S.A. (together with Security Capital U.S. Realty, "Security Capital"), Security Capital and its affiliates may beneficially own, in the aggregate, up to 42.5% of the common stock outstanding (the "Special Stockholder Limit"). At September 14, 1998, Security Capital held 11,765,654 shares, or approximately 42.4% of the common stock outstanding. The Ownership Limitation prevents any non-U.S. holder (other than Security Capital and its affiliates) from acquiring additional shares of Storage USA's capital stock if, as a result of such acquisition, Storage USA would fail to qualify as a domestically-controlled REIT (determined assuming that Security Capital owns the maximum percentage of Storage USA's capital stock that it is permitted to own under the Special Stockholder Limit).

         The Charter provides that if any holder of capital stock of Storage USA purports to transfer shares to a person or there is a change in the capital structure of Storage USA, and either the purported transfer or the change in capital structure would result in Storage USA failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the capital stock being transferred (or in the case of an event other than a transfer, the capital stock beneficially owned) that would cause one or more of the restrictions on ownership or transfer to be violated shall be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by Storage USA that the shares have been transferred to a trust shall be paid upon demand to the trustee of the trust for the benefit of the charitable beneficiary. The trustee of the trust will have all rights to dividends with respect to shares of capital stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as the ownership of such shares of stock by the transferee would not violate the restrictions on ownership or transfer. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the capital stock in the purported transfer that resulted in the transfer of shares of capital stock to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of capital stock to the trust was not a transaction in which the purported record transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

         The Board of Directors may grant an exemption from the Ownership Limitation to any person so requesting, so long as (A) the Board has determined that such exemption will not result in Storage USA being "closely held" within the meaning of Section 856(h) of the Code, and (B) such person provides to the Board such representations and undertakings as the Board may require.

         In addition, the Charter restricts certain transfers of common stock to persons who are not U.S. citizens, partnerships or corporations. Any transfer to any of these non-U.S. persons is void if it would result in non-U.S. persons holding 50% or more of the fair market value of Storage USA's capital stock. Security Capital is treated as a non-U.S. person for purposes of this restriction.


                        FEDERAL INCOME TAX CONSIDERATIONS

         This section summarizes the federal income tax issues that you, as a stockholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "--Taxation of Tax-Exempt Shareholders" below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "--Taxation of Non-U.S. Shareholders" below).

         The statements in this section are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

         We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in the common stock and of Storage USA's election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.


                             Taxation of Storage USA

         Storage USA elected to be taxed as a REIT under the federal income tax laws commencing with its taxable year ended December 31, 1994. Storage USA believes that it has operated in a manner intended to qualify as a REIT since its election to be a REIT and it intends to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

         Storage USA's qualification as a REIT depends on its ability to meet on a continuing basis certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that Storage USA earns from specified sources, the percentage of its assets that fall within certain categories, the diversity of its share ownership, and the percentage of its earnings that it distributes. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment of Storage USA and its shareholders if Storage USA fails to qualify as a REIT, see "--Failure to Qualify."

         If Storage USA qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its shareholders. The benefit of that tax treatment is that it avoids the "double taxation" (i.e., at both the corporate and stockholder levels) that generally results from owning stock in a corporation. However, Storage USA will be subject to federal tax in the following circumstances:

o Storage USA will pay federal income tax on taxable income (including net capital gain) that it does not distribute to its shareholders during, or within a specified time period after, the calendar year in which the income is earned.

o Storage USA may be subject to the "alternative minimum tax" on any items of tax preference that it does not distribute or allocate to its shareholders.

o Storage USA will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that it holds primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property.

o Storage USA will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that it holds primarily for sale to customers in the ordinary course of business ("prohibited transactions").

o If Storage USA fails to satisfy the 75% gross income test or the 95% gross income test (as described below under "--Requirements for Qualification--Income Tests"), and nonetheless continues to qualify as a REIT because it meets certain other requirements, it will pay a 100% tax on (i) the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by (ii) a fraction intended to reflect its profitability.

o If Storage USA fails to distribute during a calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, it will pay a 4% excise tax on the excess of such required distribution over the amount it actually distributed.

o Storage USA may elect to retain and pay income tax on its net long-term capital gain.

o If Storage USA acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which it acquires a "carryover" basis in the asset (i.e., basis determined by reference to the C corporation's basis in the asset (or another asset)), it will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of such asset during the 10-year period after it acquires such asset. The amount of gain on which it will pay tax is the lesser of
       (i) the amount of gain that it recognizes at the time of the sale or disposition and (ii) the amount of gain that it would have recognized if it had sold the asset at the time it acquired the asset. The rule described in this paragraph will apply assuming that Storage USA makes an election under IRS Notice 88-19 upon its acquisition of an asset from a C corporation.

Requirements for Qualification

         A REIT is a corporation, trust, or association that meets the following requirements:

o      it is managed by one or more trustees or directors;

o its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

o it would be taxable as a domestic corporation, but for sections 856 through 860 of the Code;

o it is neither a financial institution nor an insurance company subject to certain provisions of the Code;

o at least 100 persons are beneficial owners of its shares or ownership certificates;

o      not  more  than 50% in value of its  outstanding  shares  or  ownership
       certificates  is  owned,  directly  or  indirectly,   by  five  or  fewer
       individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the "5/50 Rule");

o it elects to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met to elect and maintain REIT status;

o it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury regulations thereunder (the "Treasury Regulations"); and

o it meets certain other qualification tests, described below, regarding the nature of its income and assets.

         Storage USA must meet requirements 1 through 4 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If Storage USA complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and has no reason to know that it violated the 5/50 Rule, it will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code section 401(a), and beneficiaries of such a trust will be treated as holding shares of Storage USA in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

         Storage USA believes it has issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, Storage USA's Charter restricts the ownership and transfer of the common stock so that Storage USA should continue to satisfy requirements 5 and 6. The provisions of the Charter restricting the ownership and transfer of the common stock are described in "Restrictions on Ownership and Transfer."

         Storage USA currently has one direct corporate subsidiary, Storage USA Trust, a Maryland real estate investment trust (the "Trust"), and may have additional corporate subsidiaries in the future. A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" of Storage USA will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of Storage USA. The Trust is a qualified REIT subsidiary. Accordingly, it is not subject to federal corporate income taxation, though it may be subject to state and local taxation.

         In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, Storage USA's proportionate share of the assets, liabilities, and items of income of SUSA Partnership and of any other partnership in which Storage USA has acquired or will acquire an interest, directly or indirectly (a "Subsidiary Partnership"), are treated as assets and gross income of Storage USA for purposes of applying the various REIT qualification requirements.

Income Tests

         Storage USA must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income (the "75% gross income test"). Qualifying income for purposes of the 75% gross income test includes "rents from real property," interest on debt secured by mortgages on real property or on interests in real property, and dividends or other distributions on and gain from the sale of shares in other REITs. Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the "95% gross income test"). The following paragraphs discuss the specific application of these tests to Storage USA.

         Rent that Storage USA receives from real property that it owns and leases to tenants will qualify as "rents from real property" (which is qualifying income for purposes of the 75% and 95% gross income tests) only if several conditions are met. First, the rent must not be based, in whole or in part, on the income or profits of any person. However, "rents from real property" generally does not exclude an amount solely because it is based on a fixed percentage or percentages of receipts or sales. Second, neither Storage USA nor a direct or indirect owner of 10% or more of its stock may own, actually or constructively, 10% or more of a tenant from whom it receives rent. Third, all of the rent received under a lease of real property will not qualify as "rents from real property" unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease. Finally, Storage USA generally must not operate or manage its real property or furnish or render services to its tenants, other than through an "independent contractor" who is adequately compensated and from whom Storage USA does not derive revenue. However, Storage USA need not provide services through an "independent contractor," but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, Storage USA may render a de minimis amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property.

         Storage USA, through SUSA Partnership, derives most of its revenues from rent from storage unit leases, additional first month rent, and late charges attributable to such rents (collectively, the "Primary Revenues"). Additional revenues are derived from ancillary services such as moving truck rental commissions, packing and shipping commissions, rent from leasing space utilized for sales of locks and packing supplies to SUSA Management, Inc., a Tennessee corporation ("Management") 5% of whose voting stock and 100% of whose nonvoting stock (which together constitute 99% of the beneficial economic interest therein) are owned by SUSA Partnership, rent from vehicle and boat storage leases (including additional first month rent and late charges attributable thereto), and similar items (collectively, the "Ancillary Revenues"). Storage USA also receives dividends from Management and Storage USA Franchise Corp., a Tennessee corporation ("Franchise"). SUSA Partnership owns

100% of the nonvoting stock, which represents 97.5% of the beneficial economic interest therein, of Franchise. We believe that, other than the late charges attributable to rent, which are treated as interest that qualifies for the 95% gross income test, but not the 75% gross income test, the Primary Revenues qualify as rents from real property for purposes of both the 75% test and the 95% test and that dividends from Management and Franchise (the "Nonqualified Subsidiaries") qualify as dividends for purposes of the 95% test. Furthermore, Storage USA believes that the Ancillary Revenues and other types of potentially nonqualifying gross income earned by Storage USA in each taxable year are equal to, and will continue to be equal to, less than 5% of Storage USA's total gross income and, thus, that such items of income do not adversely affect Storage USA's qualification as a REIT.

         Storage USA does not receive any rent that is based on the income or profits of any person. In addition, other than with respect to its leasing arrangement with Management with respect to the sale of lock and packing supplies (the revenue from which Storage USA will treat as nonqualifying income for purposes of the 75% and 95% tests), Storage USA does not own, directly or indirectly, 10% or more of any tenant or receive any rent based on the income or profits of any tenant. Furthermore, we believe that any personal property rented in connection with our storage facilities is well within the 15% restriction. However, in order for the Primary Revenues to constitute "rents from real property," Storage USA must not provide services (other than within the 1% de minimis exception described above) to its tenants that are not customarily furnished or rendered in connection with the rental of the self-storage units, other than through an independent contractor.

         Storage USA, through SUSA Partnership (which is not an independent contractor), provides certain services with respect to the facilities and will provide certain services with respect to any newly acquired self-storage facilities. Such services include (i) common area services, such as cleaning and maintaining public entrances, exits, stairways, walkways, lobbies and rest rooms, removing snow and debris, collecting trash, and painting the exteriors of the facilities and common areas, (ii) providing general security for the facilities, (iii) cleaning and repairing of units at the facilities as tenants move in and out, (iv) at the request of the tenant, and without additional charge, accepting delivery of goods from carriers or unlocking a particular unit when goods are delivered to a facility (however, SUSA Partnership does not otherwise assist tenants in the storage or removal of goods or belongings from the units), (v) permitting tenants to use the fax machine at a facility for occasional local faxes without additional charge and for occasional long-distance faxes for a nominal charge, (vi) maintaining underground utilities and structural elements of the facilities, (vii) paying real and personal property taxes or the cost of replacing or refurbishing personal property with respect to real and personal property owned by SUSA Partnership at a facility,
(viii) for a fee, acting as an agent for moving truck rental companies for tenants of certain facilities and walk-in customers, (ix) for a fee, providing packing and shipping services to tenants of certain facilities and walk-in customers, and (x) at a few facilities, allowing tenants to use trucks owned by Storage USA or SUSA Partnership to move their goods and belongings into and out of the units without additional charge. Storage USA believes that the services provided by SUSA Partnership are customarily furnished or rendered in connection with the rental of space for occupancy only by self-storage facilities in the geographic areas in which its facilities are located.

         Storage USA's investment, through SUSA Partnership, in the facilities in major part gives rise to rental income that is qualifying income for purposes of the 75% and 95% gross income tests. Gains on sales of the facilities (other than from prohibited transactions, as described below) or of Storage USA's interest in SUSA Partnership generally will be qualifying income for purposes of the 75% and 95% gross income tests. Storage USA anticipates that income on its other investments, including its indirect investments in the Nonqualified Subsidiaries, will not result in Storage USA failing the 75% or 95% gross income test for any year.

         A REIT will incur a 100% tax on the net income derived from any "prohibited transaction." A "prohibited transaction" generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of Storage USA's or SUSA Partnership's assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that Storage USA or SUSA Partnership will avoid owning property that may be characterized as property that it holds "primarily for sale to customers in the ordinary course of a trade or business."

         From time to time, Storage USA or SUSA Partnership may enter into hedging transactions with respect to one or more of its assets or liabilities. Its hedging activities may include entering into interest rate swaps, caps, and floors (or options to purchase such items), and futures and forward contracts. To the extent that Storage USA or SUSA Partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge its indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that Storage USA or SUSA Partnership hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize Storage USA's status as a REIT.

         If Storage USA fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it qualifies for relief under certain provisions of the Code. Those relief provisions generally will be available if its failure to meet such tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of its income to its tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. We cannot predict, however, whether in all circumstances Storage USA would qualify for the relief provisions. In addition, as discussed above in "--Taxation of Storage USA," even if the relief provisions apply, Storage USA would incur a 100% tax on the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by a fraction intended to reflect its profitability.

Asset Tests

         To maintain its qualification as a REIT, Storage USA also must satisfy two asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of its total assets must consist of cash or cash items (including certain receivables), government securities, "real estate assets," or qualifying temporary investments (the "75% asset test"). The term "real estate assets" includes interests in real property, interests in mortgages on real property and stock in other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). Qualifying temporary investments are investments in stock or debt instruments during the one-year period following Storage USA's receipt of new capital that it raises through equity or long-term (at least five-year) debt offerings.

         The second asset test has two components. First, of Storage USA's investments not included in the 75% asset class, the value of its interest in any one issuer's securities (which does not include its stock in other REITs, SUSA Partnership, the Trust or in any other qualified REIT subsidiary) may not exceed 5% of the value of its total assets (the "5% asset test"). Second, Storage USA may not own more than 10% of any one issuer's outstanding voting securities (which does not include its stock in other REITs, SUSA Partnership, the Trust or in any qualified REIT subsidiary) (the "10% asset test").

         SUSA Partnership owns 5% of the voting stock and 100% of the nonvoting stock of Management (which together constitute 99% of the beneficial economic interest therein). In addition, SUSA Partnership owns 100% of the nonvoting stock of Franchise, which represents 97.5% of the beneficial economic interest therein. By virtue of its partnership interest in SUSA Partnership, Storage USA is deemed to own its pro rata share of the assets of SUSA Partnership, including the stock of Management and Franchise held by SUSA Partnership.

         SUSA Partnership does not own more than 10% of the voting securities of any Nonqualified Subsidiary. In addition, based upon its analysis of the estimated value of the stock of each Nonqualified Subsidiary owned by SUSA Partnership relative to the estimated value of the other assets owned by Storage USA, Storage USA believes that neither its pro rata share of the stock of Management nor its pro rata share of the stock of Franchise exceeds 5% of the total value of Storage USA's assets. No independent appraisals have been obtained to support this conclusion. This 5% limitation must be satisfied at the end of each quarter in which Storage USA or SUSA Partnership increases its interest in a Nonqualified Subsidiary (including as a result of Storage USA increasing its interest in SUSA Partnership in connection with a stock offering or as Limited Partners of SUSA Partnership exercise their Redemption Rights).

Although Storage USA plans to take steps to ensure that it satisfies the 5% asset test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in SUSA Partnership's overall interest in a Nonqualified Subsidiary. Storage USA does not expect to own securities of any other issuer in excess of the restrictions set forth above. Nevertheless, if the Service were to challenge successfully the tax status of SUSA Partnership as a partnership for federal income tax purposes, since Storage USA owns more than 10% of the voting interests in such entity, Storage USA likely would cease to qualify as a REIT. See "Federal Income Tax Considerations - Tax Aspects of the Company's Investments in the Partnership and Subsidiary Partnerships."

         If Storage USA should fail to satisfy the asset tests at the end of a calendar quarter, it would not lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If Storage USA did not satisfy the condition described in clause (ii) of the preceding sentence, it still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Distribution Requirements

         Each taxable year, Storage USA must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to its shareholders in an aggregate amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain or loss) and (B) 95% of its net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. Storage USA must pay such distributions in the taxable year to which they relate, or in the following taxable year if it declares the distribution before it timely files its federal income tax return for such year and pays the distribution on or before the first regular dividend payment date after such declaration.

         Storage USA will pay federal income tax on taxable income (including net capital gain) that it does not distribute to shareholders. Furthermore, if it fails to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, it will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts it actually distributed. Storage USA may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. See "--Taxation of Taxable U.S. Shareholders." If it so elects, it will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. Storage USA has made, and Storage USA intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

         It is possible that, from time to time, Storage USA may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, Storage USA may not deduct recognized capital losses from its "REIT taxable income." Further, it is possible that, from time to time, Storage USA may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, Storage USA may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, it may need to borrow funds or issue preferred stock or additional common stock.

         Under certain circumstances, Storage USA may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year. Storage USA may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although Storage USA may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the Service based upon the amount of any deduction it takes for deficiency dividends.

Recordkeeping Requirements

         Storage USA must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, it must request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding stock. Storage USA has complied, and Storage USA intends to continue to comply, with such requirements.

Failure to Qualify

         If Storage USA failed to qualify as a REIT in any taxable year, and no relief provision applied, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In calculating its taxable income in a year in which it failed to qualify as a REIT, Storage USA would not be able to deduct amounts paid out to shareholders. In fact, Storage USA would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of its current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless Storage USA qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. We cannot predict whether in all circumstances Storage USA would qualify for such statutory relief.


                      Taxation of Taxable U.S. Shareholders

         As long as Storage USA qualifies as a REIT, a taxable "U.S. Stockholder" must take into account distributions out of Storage USA's current or accumulated earnings and profits (and that it does not designate as capital gain dividends or retained long-term capital gain) as ordinary income. A U.S. Stockholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term "U.S. Stockholder" means a holder of common stock that for U.S. federal income tax purposes is:

o      a citizen or resident of the United States;

o a corporation, partnership, or other entity created or organized in or under the laws of the United States or of an political subdivision thereof;

o an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

o any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

         A U.S. Stockholder will recognize distributions that Storage USA designates as capital gain dividends as long-term capital gain (to the extent they do not exceed Storage USA's actual net capital gain for the taxable year) without regard to the period for which the U.S. Stockholder has held its common stock. Subject to certain limitations, Storage USA will designate its capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. Stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

         Storage USA may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, a U.S. Stockholder would be taxed on its proportionate share of Storage USA's undistributed long-term capital gain. The U.S. Stockholder would receive a credit or refund for its proportionate share of the tax Storage USA paid. The U.S. Stockholder would increase the basis in its stock by the amount of its proportionate share of Storage USA's undistributed long-term capital gain, minus its share of the tax Storage USA paid.

         A U.S. Stockholder will not incur tax on a distribution in excess of Storage USA's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. Stockholder's common stock. Instead, such distribution will reduce the adjusted basis of such common stock. A U.S. Stockholder will recognize a distribution in excess of both Storage USA's current and accumulated earnings and profits and the U.S. Stockholder's adjusted basis in its common stock as long-term capital gain (or short-term capital gain if the common stock has been held for one year or less), assuming the common stock is a capital asset in the hands of the U.S. Stockholder. In addition, if Storage USA declares a distribution in October, November, or December of any year that is payable to a U.S. Stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by Storage USA and received by the U.S. Stockholder on December 31 of such year, provided that Storage USA actually pays the distribution during January of the following calendar year.

         Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from the Company and gain from the disposition of Common Shares generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of the Common Stock

         In general, a U.S. Stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the common stock as long-term capital gain or loss if the U.S. Stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. Stockholder must treat any loss upon a sale or exchange of common stock held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from Storage USA that such U.S. Stockholder treats as long-term capital gain. All or a portion of any loss a U.S. Stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. Stockholder purchases other shares of common stock within 30 days before or after the disposition.

Capital Gains and Losses

         A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that Storage USA designates as capital gain dividends and any retained capital gain that it is deemed to distribute, Storage USA may designate (subject to certain limits) whether such a distribution is taxable to its non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

         Storage USA will report to its shareholders and to the Service the amount of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide Storage USA with its correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, Storage USA may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Storage USA. The Treasury Department has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. Those regulations alter certain procedural aspects of backup withholding compliance and are effective for distributions made after December 31, 1999. See "--Taxation of Non-U.S. Shareholders."


                       Taxation of Tax-Exempt Shareholders

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities ("Exempt
Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that Storage USA distributes to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization were to finance its acquisition of the common stock with debt, a portion of the income that they receive from Storage USA would constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from Storage USA as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of Storage USA's stock is required to treat a percentage of the dividends that it receives from Storage USA as UBTI (the "UBTI Percentage"). The UBTI Percentage is equal to the gross income Storage USA derives from an unrelated trade or business (determined as if it were a pension trust) divided by its total gross income for the year in which it pays the dividends. The UBTI rule applies to a pension trust holding more than 10% of Storage USA's stock only if:

o      the UBTI Percentage is at least 5%;

o Storage USA qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding Storage USA's stock in proportion to their actuarial interests in the pension trust; and

o Storage USA is a "pension-held REIT" (i.e., either (i) one pension trust owns more than 25% of the value of its stock or (ii) a group of pension trusts individually holding more than 10% of the value of its stock collectively owns more than 50% of the value of its stock).


                        Taxation of Non-U.S. Shareholders

         The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex. This section is only a summary of such rules. WE URGE NON-U.S. SHAREHOLDERS TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF THE COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

         A Non-U.S. Stockholder that receives a distribution that is not attributable to gain from Storage USA's sale or exchange of U.S. real property interests (as defined below) and that Storage USA does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that Storage USA pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a non-U.S. corporation). Storage USA plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the Non-U.S. Stockholder files the required form evidencing eligibility for that reduced rate with Storage USA or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with Storage USA claiming that the distribution is effectively connected income. The U.S. Treasury Department has issued final regulations that modify the manner in which Storage USA will comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 1999.

         A Non-U.S. Stockholder will not incur tax on a distribution in excess of Storage USA's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common stock. Instead, such a distribution will reduce the adjusted basis of such common stock. A Non-U.S. Stockholder will be subject to tax on a distribution that exceeds both Storage USA's current and accumulated earnings and profits and the adjusted basis of its common stock, if the Non-U.S. Stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because Storage USA generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a Non-U.S. Stockholder may obtain a refund of amounts that Storage USA withholds if it later determines that a distribution in fact exceeded its current and accumulated earnings and profits.

         Storage USA must withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although it intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

         For any year in which Storage USA qualifies as a REIT, a Non-U.S. Stockholder will incur tax on distributions that are attributable to gain from its sale or exchange of "U.S. real property interests" under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The term "U.S. real property interests" includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and MBS. Under FIRPTA, a Non-U.S. Stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the Non-U.S. Stockholder. A Non-U.S. Stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S.
Shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. Storage USA must withhold 35% of any distribution that it could designate as a capital gain dividend. A Non-U.S. Stockholder may receive a credit against its FIRPTA tax liability for the amount Storage USA withholds.

         A Non-U.S. Stockholder generally will not incur tax under FIRPTA on gain from the sale of its common stock as long as Storage USA is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of the stock. We cannot assure you that Storage USA is or will remain a "domestically controlled REIT." Furthermore, a Non-U.S. Stockholder will incur tax on gain not subject to FIRPTA if (i) the gain is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the Non-U.S. Stockholder will incur a 30% tax on his capital gains. However, a Non-U.S. Stockholder that owned, actually or constructively, 5% or less of the common stock at all times during a specified testing period will not incur tax under FIRPTA if the common stock is "regularly traded" on an established securities market. If the gain on the sale of the common stock were taxed under FIRPTA, a Non-U.S. Stockholder would be taxed in the same manner as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

                             Other Tax Consequences

State and Local Taxes

         Storage USA and/or you may be subject to state and local tax in various states and localities, including those states and localities in which Storage USA or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in the common stock.

Tax Aspects of the Company's Investments in SUSA Partnership and Subsidiary Partnerships

         The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in SUSA Partnership and the Subsidiary Partnerships (each individually a "Partnership" and, collectively, the "Partnerships"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

         Storage USA is entitled to include in its income its distributive share of each Partnership's income and to deduct its distributive share of each Partnership's losses only if the Partnerships are classified for federal income tax purposes as partnerships rather than as corporations or associations taxable as corporations. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (i) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership.

         Under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnerships, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. Each Partnership reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997. In addition, the Partnerships intend to continue to be classified as partnerships for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the Check-the-Box Regulations.

         A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for such year consists of certain passive-type income, including (as may be relevant here) real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% Passive Income Exception").

         The U.S. Department of the Treasury has issued regulations (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the Private Placement Exclusion.

         If a Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, such Partnership should not be treated as a corporation because it should be eligible for the 90% Passive Income Exception. If, however, for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, Storage USA would not be able to qualify as a REIT. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case Storage USA might incur tax liability without any related cash distribution. See "Federal Income Tax Considerations -- Requirements for
Qualification -- Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

Income Taxation of the Partnerships and their Partners

         Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, Storage USA is required to take into account its allocable share of each Partnership's income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with the taxable year of Storage USA, without regard to whether Storage USA has received or will receive any distribution from such Partnership.

         Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         Tax  Allocations  With Respect to Contributed  Properties.  Pursuant to
section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since Storage USA's initial public offering. Consequently, the Partnership Agreement requires such allocations to be made in a manner consistent with section 704(c) of the Code.

         In general, the carryover basis of the facilities contributed by Storage USA to SUSA Partnership will cause Storage USA to be allocated lower depreciation and other deductions, and possibly amounts of taxable income, in the event of a sale of such a facility, in excess of the economic or book income allocated to it as a result of such sale. While this will tend to eliminate the Book-Tax Differences over the life of the Partnership, the special allocation rules of section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Therefore, elimination of Book-Tax Differences with respect to the facilities contributed by Storage USA may cause Storage USA to recognize taxable income in excess of its proportionate share of the cash proceeds, which might adversely affect Storage USA's ability to comply with the REIT distribution requirements. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements."

         The U.S. Department of the Treasury has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods. SUSA Partnership generally has elected to use the "traditional method" for allocating Code section 704(c) items with respect to the properties that it acquires in exchange for Units. Under the Partnership Agreement, depreciation or amortization deductions of SUSA Partnership generally will be allocated among the partners in accordance with their respective interests in SUA Partnership, except to the extent that SUSA Partnership is required under Code section 704(c) to use a method for allocating tax depreciation deductions attributable to contributed properties that results in Storage USA receiving a disproportionate share of such deductions. In addition, gain on sale of a facility that has been contributed (in whole or in part) to SUSA Partnership will be specially allocated to the contributing partners to the extent of any "built-in" gain with respect to such facility for federal income tax purposes. The application of section 704(c) to the Partnership is not entirely clear, however, and may be affected by Treasury Regulations promulgated in the future.

         Basis in Partnership Interest. Storage USA's adjusted tax basis in its partnership interest in SUSA Partnership generally is equal to (i) the amount of cash and the basis of any other property contributed to SUSA Partnership by Storage USA, (ii) increased by (A) its allocable share of SUSA Partnership's income and (B) its allocable share of indebtedness of SUSA Partnership, and
(iii) reduced, but not below zero, by (A) Storage USA's allocable share of SUSA Partnership's loss and (B) the amount of cash distributed to Storage USA, and by constructive distributions resulting from a reduction in Storage USA's share of indebtedness of SUSA Partnership.

         If the allocation of Storage USA's distributive share of SUSA Partnership's loss would reduce the adjusted tax basis of Storage USA's partnership interest in SUSA Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce Storage USA's adjusted tax basis below zero. To the extent that SUSA Partnership's distributions, or any decrease in Storage USA's share of the indebtedness of SUSA Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce Storage USA's adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to Storage USA. Such distributions and constructive distributions normally will be characterized as capital gain, and, if Storage USA's partnership interest in SUSA Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

         Depreciation Deductions Available to the Partnerships. The Partnerships have acquired equity interests in facilities, and expect to acquire additional facilities in the future, for cash. To that extent, a Partnership's initial basis in such a facility for federal income tax purpose generally equals the purchase price paid by the Partnership. The Partnerships depreciate or will depreciate such depreciable property for federal income tax purposes under the alternative depreciation system of depreciation ("ADS"). Under ADS, the Partnerships generally depreciate or will depreciate furnishings and equipment over a 10-year recovery period using a straight line method and a half-year convention. If, however, a Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under ADS, the Partnerships generally depreciate or will depreciate buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention. However, to the extent that a Partnership has acquired or will acquire equity interests in facilities in exchange for partnership interests in the Partnership, the Partnership's initial basis in each such facility for federal income tax purposes should be the same as the transferor's basis in that facility on the date of acquisition. The Partnerships depreciate or will depreciate such depreciable property for federal income tax purposes under ADS. Although the law is not entirely clear, the Partnerships depreciate or will depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. A Partnership's tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the Partnership (except to the extent that the Partnership is required under Code section 704(c) to use a method of allocating depreciation deductions attributable to the contributed properties that results in Storage USA receiving a disproportionate share of such deductions.)

Sale of a Partnership's Property

         Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership under section 704(c) of the Code to the extent of their "built-in gain" on those properties for federal income tax purposes. The partners' "built-in gain" on the contributed properties sold will equal the excess of the partners' proportionate share of the book value of those properties over the partners' tax basis allocable to those properties at the time of the sale. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership or the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

         Storage USA's share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon Storage USA's ability to satisfy the income tests for REIT status. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests." Storage USA, however, does not presently intend to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of Storage USA's or such Partnership's trade or business.

Nonqualified Subsidiaries

         SUSA Partnership owns 100% of the nonvoting stock, and 5% of the voting stock, of Management, representing in the aggregate a 99% economic interest therein. In addition, SUSA Partnership owns 100% of the nonvoting stock of Franchise which represents a 97.5% economic interest therein. By virtue of its ownership of SUSA Partnership, Storage USA is considered to own its pro rata share of the stock of the Nonqualified Subsidiaries held by SUSA Partnership.

         As noted above, for Storage USA to qualify as a REIT Storage USA's proportionate share of the value of the securities of each Nonqualified Subsidiary held by SUSA Partnership may not exceed 5% of the total value of Storage USA's assets. In addition, Storage USAs proportionate share of each Nonqualified Subsidiary's equity securities may not constitute more than 10% of the voting securities of such Nonqualified Subsidiary. SUSA Partnership owns 5% of the voting securities of Management, but does not own any of the voting securities of Franchise. Storage USA believes that neither its proportionate share of the value of the securities of Management held by SUSA Partnership nor its proportionate share of the value of the securities of Franchise held by SUSA Partnership exceeds 5% of the total value of Storage USA's assets. If the Service were to challenge successfully those determinations, however, Storage USA likely would fail to qualify as a REIT.

         Each Nonqualified Subsidiary will be organized as a corporation and will pay federal, state, and local income taxes on its taxable income at normal corporate rates. Any such taxes will reduce amounts available for distribution by such Nonqualified Subsidiary, which in turn will reduce amounts available for distribution to Storage USA's stockholders.

                                 USE OF PROCEEDS

         Storage USA will not receive any proceeds from the sale of the common stock.


                             THE SELLING SHAREHOLDER

         This prospectus relates to the offer and sale of up to 8,583 shares of common stock by CRM Realty II Joint Venture ("CRM Realty") or its donees, pledgees, transferees or other successors in interest.

         SUSA Partnership issued 8,583 units of partnership interest to CRM Realty in connection with its acquisition of self-storage facilities from CRM Realty in July 1997. CRM Realty may choose to redeem any or all of those units for cash or shares of our common stock. If CRM chooses to redeem its shares, and if Storage USA chooses to acquire the units in exchange for shares of its common stock, CRM Realty will receive one share of our common stock for each unit redeemed. We agreed to register those shares of common stock.

         We do not know if, when, or in what amounts CRM Realty will sell shares. Consequently, we cannot estimate how many shares will be held by CRM Realty after completion of the offering.


                              PLAN OF DISTRIBUTION

         CRM Realty may sell the common stock in transactions on the NYSE or in privately negotiated transactions, including transactions with exchange funds, through the writing of options on the shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Alternatively, the shares may be offered to or through underwriters, brokers or dealers who may act solely as agents, or who may acquire shares as principals. The distribution of the shares through such persons may be effected in one or more transactions that may take place on the NYSE, including block trades or ordinary broker's transactions, or through privately negotiated transactions or sales to one or more brokers or dealers for resale of such securities as principals, or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. CRM Realty may pay usual and customary or specifically negotiated brokerage fees or commissions in connection with such sales. In connection with such sales, CRM Realty and any participating brokers or dealers may be deemed "underwriters" as such term is defined in the Securities Act and the commissions paid or discounts allowed to any of such underwriters, brokers, dealers or agents, in addition to any profits received on resale of the shares if any such underwriters, brokers, dealers or agents should purchase any shares as a principal, may be deemed to be underwriting discounts or commissions under the Securities Act.

         Pursuant to their respective agreements, Storage USA has agreed to indemnify CRM Realty and controlling persons against certain liabilities, including certain liabilities under the Securities Act. Insofar as indemnification of CRM Realty and controlling persons for liabilities arising under the Securities Act may be permitted pursuant to their respective agreements with Storage USA, Storage USA is aware that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and, therefore, may be unenforceable.

         Storage USA has agreed to pay the expenses of registering all of the shares of common stock offered hereby under the Securities Act, including all registration, filing and exchange listing fees, blue sky expenses, fees of its own counsel and accountants, and underwriters' fees customarily paid by issuers (excluding underwriting discounts, commissions and transfer taxes).


                                 LEGAL OPINIONS

         Hunton & Williams, Richmond, Virginia, has delivered to Storage USA a legal opinion as to the validity of the common stock covered by this prospectus.


                                     EXPERTS

         The consolidated balance sheets of Storage USA as of December 31, 1997 and 1996, and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, the financial statement schedule of Storage USA as of December 31, 1997, the historical summaries of combined gross revenue and direct operating expenses for certain self-storage facilities for the year ended December 31, 1996 included in Storage USA's Current Report on Form 8-K/A filed February 17, 1998, the historical summaries of combined gross revenue and direct operating expenses for certain self-storage facilities for the year ended December 31, 1996 included in Storage USA's Current Report on Form 8-K/A filed March 25, 1998, and the historical summaries of combined gross revenue and direct operating expenses for certain self-storage facilities for the year ended December 31, 1997 included in Storage USA's Current Report on Form 8-K/A filed December 1, 1998, all incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The estimated expenses in connection with the offering are as follows:

         Securities and Exchange Commission registration fee.....   $      74.00
         Accounting fees and expenses............................       2,000.00
         Legal fees and expenses.................................         750.00
                                                                          ------

                  TOTAL..........................................      $2,824.00


Item 15. Indemnification of Officers and Directors.

         The Company's Charter obligates it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Tennessee law. The Tennessee Business Corporation Act permits a corporation to indemnify its present and former directors and officers, among others, against judgments, settlements, penalties, fines or reasonable expenses incurred with respect to a proceeding to which they may be made a party by reason of their service in those or other capacities if (i) such persons conducted themselves in good faith, (ii) they reasonably believed, in the case of conduct in their official capacities with the corporation, that their conduct was in its best interests and, in all other cases, that their conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful.

         Any indemnification by the Company pursuant to the provisions of the Charter described above shall be paid out of the assets of the Company and shall not be recoverable from the shareholders. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and, therefore, unenforceable. The Company has purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

         The TCBA permits the charter of a Tennessee corporation to include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for unlawful distributions that exceed what could have been distributed without violating the TBCA or the corporation's charter. The Company's Charter contains a provision eliminating the personal liability of its directors or officers to the Company or its shareholders for money damages to the maximum extent permitted by Tennessee law from time to time.

         The Second Amended and Restated Agreement of Limited Partnership of the Partnership provides, generally, for the indemnification of an "indemnitee" against losses, claims, damages, liabilities, judgments, fines, settlements and other amounts (including reasonable expenses) that relate to the operations of the Partnership unless it is established that (i) the act or omission of the Indemnitee was material and either was committed in bad faith or pursuant to active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. For this purpose, the term "Indemnitee" includes any person made a party to a proceeding by reason of his status as a director or officer of the Partnership, SUSA Management, Inc. or the Company, and such other persons (including affiliates of the Company or the Partnership) as the Company, may designate from time to time in its discretion. Any such indemnification will be made only out of assets of the Partnership, and in no event may an Indemnitee subject the limited partners of the Partnership to personal liability by reason of the indemnification provisions in the Partnership Agreement. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted pursuant to the foregoing provisions or otherwise, the Partnership has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and, therefore, unenforceable. The Partnership has purchased liability insurance for the purpose of providing a source of funds to pay the indemnification described above.

Item 16. Exhibits.

         4.1*     Form of  Common Stock Certificate

         4.2**    Amended Charter of Storage USA

         4.3*** Articles of Amendment to the Amended Charter of Storage USA, Inc., designating and fixing the rights and preferences of the 8 7/8% Series A Cumulative Redeemable Preferred Stock, as filed with the Secretary of State of the State of Tennessee on November 12, 1998.

         4.4*     Restated and Amended Bylaws of Storage USA

         5        Opinion of Hunton & Williams

         8        Tax Opinion of Hunton & Williams

         23.1     Consent of Hunton & Williams (included in Exhibits 5 and 8)

         23.2     Consent  of   PricewaterhouseCoopers   LLP  (to  be  filed  by
                  amendment)

         24 Power of Attorney (located on the signature page of this Registration Statement)

         -------------------------

         * Filed as an Exhibit to Storage USA's Amendment No. 1 to Registration Statement on Form S-3, File No. 333-4556, and incorporated by reference herein.

         ** Filed as an Exhibit to Storage USA's Registration Statement on Form S-11, File No. 33-74072, as amended, and incorporated by reference herein.

         *** Filed as an Exhibit to Storage USA's current report on Form 8-K, filed with the Commission on November 20, 1998, and incorporated by reference herein.

Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that the in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant further hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on this 3rd day of December, 1998.

                                      STORAGE USA, INC.


                                      By: /s/ Christopher P. Marr
                                         --------------------------------
                                          Christopher P. Marr
                                          Chief Financial Officer
                                          (Principal Financial and Accounting
                                          Officer)

                                POWER OF ATTORNEY

         Pursuant  to the  requirements  of the  Securities  Act of  1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities  indicated on December 3, 1998. Each of the undersigned  officers and directors of the registrant  hereby  constitutes  Christopher  P. Marr,  John W.
McConomy  and  Randall  S.  Parks,  any of whom  may act,  his  true and  lawful attorneys-in-fact  with  full  power  to sign  for  him  and in his  name in the
capacities   indicated  below  and  to  file  any  and  all  amendments  to  the registration  statement filed herewith,  making such changes in the registration statement as the  registrant  deems  appropriate,  and  generally to do all such things in his name and behalf in his  capacity  as an officer  and  director  to enable the  registrant to comply with the  provisions of the  Securities  Act of
1933 and all requirements of the Securities and Exchange Commission.
           Signature                                    Title & Capacity
           ---------                                    ----------------
      /s/ Dean Jernigan                      Chairman of the Board, Chief Executive
---------------------------------                     Officer and Director
         Dean Jernigan                            (Principal Executive Officer)


     /s/ Christopher P. Marr                         Chief Financial Officer
---------------------------------         (Principal Financial and Accounting Officer)
      Christopher P. Marr


                                                            Director
---------------------------------
     C. Ronald Blankenship

      /s/ Howard P. Colhoun                                 Director
---------------------------------
       Howard P. Colhoun

      /s/ Alan B. Graf, Jr.                                 Director
---------------------------------
       Alan B. Graf, Jr.

                                                            Director
---------------------------------
        Mark Jorgensen

       /s/ John P. McCann                                   Director
---------------------------------
        John P. McCann

     /s/ Caroline S. McBride                                Director
---------------------------------
      Caroline S. McBride

     /s/ William D. Sanders                                 Director
---------------------------------
      William D. Sanders

                                                            Director
---------------------------------
         Harry J. Thie


                                  EXHIBIT INDEX
Exhibit
Number     Exhibit

4.1*     Form of  Common Stock Certificate

4.2**    Amended Charter of Storage USA

4.3*** Articles of Amendment to the Amended Charter of Storage USA, Inc., designating and fixing the rights and preferences of the 8 7/8% Series A Cumulative Redeemable Preferred Stock, as filed with the Secretary of State of the State of Tennessee on November 12, 1998.

4.4*     Restated and Amended Bylaws of Storage USA

5        Opinion of Hunton & Williams

8        Tax Opinion of Hunton & Williams

23.1     Consent of Hunton & Williams (included in Exhibits 5 and 8)

23.2     Consent of PricewaterhouseCoopers LLP (to be filed by amendment)

24 Power of Attorney (located on the signature page of this Registration Statement)

-------------------------

* Filed as an Exhibit to Storage USA's Amendment No. 1 to Registration Statement on Form S-3, File No. 333-4556, and incorporated by reference herein.

** Filed as an Exhibit to Storage USA's Registration Statement on Form S-11, File No. 33-74072, as amended, and incorporated by reference herein.

*** Filed as an Exhibit to Storage USA's current report on Form 8-K, filed with the Commission on November 20, 1998, and incorporated by reference herein.